Filed Pursuant to Rule 424(b)(3)
Registration No. 333-262043

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion

Preliminary Prospectus Supplement dated December 11, 2023

PROSPECTUS

(To prospectus dated January 28, 2022)

6,000,000 Shares

Kinetik Holdings Inc.

Class A Common Stock

Apache Midstream LLC (the “selling stockholder” or “Apache Midstream”), is offering 6,000,000 shares (6,900,000 shares, if the underwriters exercise their option to purchase additional shares in full) of our Class A common stock, par value $0.0001 per share (“Class A common stock”). We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “KNTK.” The last reported closing sales price of our Class A common stock on December 8, 2023 was $34.70 per share. You are urged to obtain current market quotations for our Class A common stock.

Investing in our Common Stock involves risks. You should consider the risks we have described in “Risk Factors” beginning on page S-17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to public	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1)	For additional underwriting compensation information, see “Underwriting.”

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 900,000 shares of Class A common stock at the public offering price less the underwriting discount.

Certain of our officers and directors, including our Chief Executive Officer (the “affiliated purchasers”), have provided an indication of interest in purchasing up to an aggregate of                 shares of Class A common stock from the underwriters at the public offering price. The number of our shares of Class A common stock available for sale to the general public will be reduced to the extent such affiliated purchasers purchase such shares of Class A common stock. Such affiliated purchasers have provided an indication of interest only and are not obligated to purchase any of our shares of Class A common stock in this offering. See “Underwriting” beginning on page S-31.

The underwriters expect to deliver the shares of Class A common stock on or about                 , 2023.

J.P. Morgan	Barclays	RBC Capital Markets	TD Securities

The date of this prospectus supplement is                , 2023.

Prospectus Supplement

Prospectus

Page

ABOUT THIS PROSPECTUS	1
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	2
INFORMATION ABOUT THE COMPANY	4
THE OFFERING	6
RISK FACTORS	8
USE OF PROCEEDS	9
SELLING SECURITYHOLDERS	10
PLAN OF DISTRIBUTION	13
DESCRIPTION OF SECURITIES	16
LEGAL MATTERS	24
EXPERTS	24
WHERE YOU CAN FIND MORE INFORMATION	25
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	25

i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by us or on behalf of us or to which we have referred you. We have not, and the selling stockholder has not, authorized any other person to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus and any free writing prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of our Common Stock (as defined herein). Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus supplement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus supplement may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus supplement is not intended to, and does not imply, a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus supplement may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

INDUSTRY AND MARKET DATA

The data included in this prospectus supplement regarding the industry in which we operate, including descriptions of trends in the market and our position and the position of our competitors within our industries, has been obtained from publicly available information and publications as well as our good faith estimates.

BASIS OF PRESENTATION

Kinetik Holdings Inc. (the “Company”) is a holding company, whose only significant assets are ownership of the non-economic general partner interest and an approximate 37% limited partner interest in Kinetik Holdings LP (the “Partnership”). As the owner of the non-economic general partner interest in the Partnership, the Company is responsible for all operational, management and administrative decisions related to the Partnership and consolidates the results of the Partnership and its subsidiaries.

On October 21, 2021, the Company and the Partnership entered into a Contribution Agreement with New BCP Raptor Holdco, LLC (the “Contributor”) and, solely for the purposes set forth therein, BCP Raptor Holdco, LP (“BCP”). On February 22, 2022, pursuant to the Contribution Agreement, Contributor contributed all of the equity interests of BCP and BCP Raptor Holdco GP, LLC, the general partner of BCP, to the Partnership in exchange for 50,000,000 common units representing limited partner interests in the Partnership (“Common Units”) and 50,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C common stock,” together with the Class A common stock, the “Common Stock”), of the Company. The transactions contemplated by the Contribution Agreement are referred to herein as the “Transactions.” In connection with the consummation of the Transactions, the Company and the Partnership changed their names to Kinetik Holdings Inc. and Kinetik Holdings LP, respectively.

In accordance with accounting principles generally accepted in the United States (“GAAP”), the Company accounted for the Transactions as a reverse merger using the acquisition method of accounting with BCP as the acquiring entity. As a result, unless otherwise indicated, all historical financial and operating data presented in this prospectus supplement (i) for periods prior to February 22, 2022, are those of BCP on a consolidated basis and (ii) for periods from and after February 22, 2022, are those of the combined company. In the sections of this prospectus supplement that describe our business, unless the context otherwise indicates, references to “Kinetik,” the “Company,” “we,” “us,” “our” and like terms refer to the Company and its subsidiaries.

Further, the financial information and certain other information presented in this prospectus supplement have been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in certain tables in this prospectus supplement. In addition, certain percentages presented in this prospectus supplement reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement and the documents incorporated by reference herein contain various statements, including those that express belief, expectation or intention, as well as those that are not statements of historic fact, that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All statements other than statements of historical fact included or incorporated by reference in this prospectus supplement, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although we believe that the expectations reflected in such forward-looking statements are reasonable under the circumstances, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, assumptions about:

•	the market prices of oil, natural gas, NGLs and other products or services;

•	competition from other pipelines, terminals or other forms of transportation and competition from other service providers for gathering system capacity and availability;

•	production rates, throughput volumes, reserve levels and development success of dedicated oil and gas fields;

•	our future financial condition, results of operations, liquidity, compliance with debt covenants and competitive position;

•	our future revenues, cash flows and expenses;

•	our access to capital and our anticipated liquidity;

•	our future business strategy and other plans and objectives for future operations;

•	the amount, nature and timing of our future capital expenditures, including future development costs;

•	the risks associated with potential acquisitions, divestitures, new joint ventures or other strategic opportunities;

•	the recruitment and retention of our officers and personnel;

•	the likelihood of success of and impact of litigation and other proceedings, including regulatory proceedings;

•	our assessment of our counterparty risk and the ability of our counterparties to perform their future obligations;

•	the impact of federal, state and local political, regulatory and environmental developments where we conduct our business operations;

•	the occurrence of an extreme weather event, terrorist attack or other event that materially impacts project construction and our operations, including cyber or other attached-on electronic systems;

•	our ability to successfully implement, execute and achieve our sustainability goals and initiatives;

•	our ability to successfully implement our share repurchase program; and

•

general economic and political conditions, including the armed conflicts in Ukraine, Israel and the Gaza Strip, epidemics or pandemics and actions taken by third parties in response to such epidemics or pandemics, the impact of continued inflation, central bank policy actions, bank failures and associated liquidity risks and other factors; and other factors disclosed in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022, filed on March 7, 2023.

We expressly qualify in their entirety all forward-looking statements attributable to us or any person acting on our behalf by the cautionary statements contained or referred to in this section.

These risks and uncertainties are not exhaustive. Other sections of this prospectus supplement describe additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus supplement to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

SUMMARY

This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement concerning our business and this offering. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere or incorporated by reference in this prospectus supplement. You should read this entire prospectus supplement, including the documents incorporated by reference herein, carefully and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in our Class A common stock.

In this prospectus supplement, unless otherwise indicated or the context so requires, references to the “Company,” “we,” “our” and “us” refer to Kinetik Holdings Inc., in each case including its subsidiaries. References to the “Partnership” refer to Kinetik Holdings LP.

Our Company

We are an integrated midstream energy company in the Permian Basin providing comprehensive gathering, transportation, compression, processing, and treating services. Our core capabilities include a variety of service offerings including natural gas gathering, transportation, compression, treating and processing; NGLs stabilization and transportation; produced water gathering and disposal; and crude oil gathering, stabilization, storage and transportation. We have approximately 2.0 Bcf/day of cryogenic natural gas processing capacity strategically located near the Waha Hub in West Texas. As measured by processing capacity, we are the fourth largest natural gas processor in the Delaware Basin and fourth largest across the entire Permian Basin. In addition, we have interests in four long-term contracted pipelines transporting natural gas, NGLs, and crude oil from the Permian Basin to the Gulf Coast and two wholly-owned intrabasin natural gas and NGL pipelines connecting our plant’s products to downstream takeaway pipelines. See “—Our Operating Segments and Properties — Pipeline Transportation.”

Organizational Structure

Organizational Structure

The Company is a holding company, whose only significant assets are ownership of the non-economic general partner interest and an approximate 37% limited partner interest in the Partnership. As the owner of the non-economic general partner interest in the Partnership, the Company is responsible for all operational, management and administrative decisions related to the Partnership and consolidates the results of the Partnership and its subsidiaries.

We also own equity interests in four Permian Basin pipelines that have access to various points along the Texas Gulf Coast. The Company’s operations are strategically located in the heart of the Delaware Basin in the Permian and the Company’s operational headquarters is located at 303 Veterans Airpark Lane in Midland, Texas 79705. The Company’s corporate office is located at 2700 Post Oak Boulevard, Suite 300, Houston, Texas 77056. The following chart summarizes our organizational structure. For simplicity, certain entities and ownership interests have not been depicted.

(1)

The Company owns the non-economic general partner interest in Kinetik Holdings GP LLC and an approximate 37% limited partner interest in the Partnership. The remaining interests in the Partnership are held by certain legacy owners.

Our Operating Segments and Properties

Our two reportable segments are strategic business units with differing products and services. The activities of each of our reportable segments are described below:

Midstream Logistics

The Midstream Logistics segment provides three service offerings: 1) gas gathering and processing, 2) crude oil gathering, stabilization and storage services and 3) water gathering and disposal.

Gas Gathering and Processing

The Midstream Logistics segment provides gas gathering and processing services with approximately 1,600 miles of low and high-pressure steel pipeline located throughout the Southern Delaware Basin. Gas processing assets are centralized at five processing complexes with total cryogenic processing capacity of approximately 2.0 Bcf/d: Diamond Cryogenic complex (720 MMcf/d), the Pecos Bend complex (540 MMcf/d), the East Toyah complex (460 MMcf/d), the Pecos complex (260 MMcf/d), and the Sierra Grande complex (60 MMcf/d). Current residue gas outlets are the El Paso Natural Gas Pipeline, Energy Transfer Comanche Trail Pipeline, ONEOK Roadrunner Pipeline, Whitewater Aqua Blanca Pipeline, Permian Highway Pipeline LLC (“PHP”) and the Company’s wholly owned and operated Delaware Link Pipeline which was placed in commercial service on October 1, 2023. NGLs outlets are Energy Transfer’s Lone Star NGL Pipeline, Targa’s Grand Prix NGL Pipeline and Enterprise’s Shin Oak NGL Pipeline (“Shin Oak”), which are accessed through Kinetik NGL, our wholly owned and operated intrabasin NGL pipeline.

Crude Oil Gathering, Stabilization, and Storage Services

The Midstream Logistics segment provides crude oil gathering, stabilization and storage services throughout the Texas Delaware Basin. Crude gathering assets are centralized at the Caprock Stampede Terminal and the Pinnacle Sierra Grande Terminal. The system includes approximately 220 miles of gathering pipeline and 90,000 barrels of crude storage. The crude facilities have connections for takeaway transportation into Plains’s 285 Central Station and State Line and Oryx’s Orla & Central Mentone facilities.

Water Gathering and Disposal

In addition, the Midstream Logistics segment provides water gathering and disposal services through assets located in northern Reeves County, Texas. The system includes over 360 miles of gathering pipeline and approximately 760,000 barrels per day of permitted disposal capacity.

Pipeline Transportation

The Pipeline Transportation segment consists of four equity method investment (“EMI”) pipelines originating in the Permian Basin with various access points to the Texas Gulf Coast, Kinetik NGL Pipeline and Delaware Link Pipeline. The pipelines transport crude oil, natural gas and NGLs within the Permian Basin and to the Texas Gulf Coast. Each EMI pipeline is operated by a third-party limited liability entity, as further described below. For a more in-depth discussion of the estimated capital resources, liquidity and timing associated with each EMI pipeline, please see Note 7—Equity Method Investments in the Notes to Consolidated Financial Statements incorporated by reference into this prospectus supplement.

Permian Highway Pipeline

The Company owns an approximately 55.5% equity interest in PHP, which is also owned and operated by Kinder Morgan Texas Pipeline, LLC (“Kinder Morgan”). PHP transports natural gas from the Waha area in northern Pecos County, Texas to the Katy, Texas area with connections to Texas Gulf Coast and Mexico markets. PHP was placed in service in January 2021, with the total capacity of 2.1 Bcf/d fully subscribed under long-term contracts. In June 2022, PHP announced a final investment decision to proceed with its expansion project to increase total capacity to 2.65 Bcf/d fully subscribed under 10 year take or pay contracts. The expansion project was placed in service on December 1, 2023.

Gulf Coast Express Pipeline

The Company owns a 16% equity interest in the Gulf Coast Express Pipeline (“GCX”), which is also owned and operated by Kinder Morgan. GCX transports natural gas from the Permian Basin in West Texas to Agua Dulce near the Texas Gulf Coast. GCX was placed in service during 2019, with the total capacity of 2.0 Bcf/d fully subscribed under long-term contracts.

Breviloba, LLC

The Company owns a 33% equity interest in Shin Oak, which is owned by Breviloba, LLC, and operated by Enterprise Products Operating LLC. Shin Oak transports NGLs from the Permian Basin to Mont Belvieu, Texas. Shin Oak was placed in service during 2019, with total capacity of up to 600 MBbl/d.

EPIC Crude Oil Pipeline

The Company owns a 15% equity interest in the EPIC Crude oil pipeline (“EPIC”), which is operated by EPIC Consolidated Operations, LLC. EPIC transports crude oil from Orla, Texas in Northern Reeves County to the Port of Corpus Christi, Texas. EPIC was placed in service early 2020, with initial throughput capacity of approximately 600 MBbl/d.

Kinetik NGL Pipeline

The Kinetik NGL Pipeline consists of approximately 30 miles of 20-inch diameter NGL pipelines connected to our Diamond Cryogenic complex. The Kinetik NGL Pipeline also includes the Dew Point pipeline, which connects to our processing facilities Pecos, East Toyah and Pecos Bend.

Delaware Link Pipeline

The Delaware Link Pipeline consists of approximately 40 miles of 30-inch diameter pipeline with an initial capacity of approximately 1.0 Bcf/d that provides additional transportation capacity to Waha. The project reached commercial in-service October 1, 2023.

Refer to Part I, Items 1 and 2 “Business and Properties” in our Annual Report on Form 10-K for the year ended December 31, 2022 for further details on our business.

Recent Developments

Term Loan Amendment

On December 6, 2023, we entered into a First Amendment to Credit Agreement (the “First Amendment”) to our Term Loan Credit Facility, dated June 8, 2022, among the Partnership, as borrower, PNC Bank, National Association, as administrative agent, and the banks and other financial institutions party thereto (the “Term Loan Credit Facility”). Pursuant to the terms of the First Amendment the maturity date thereunder was extended to June 8, 2026. In addition, the First Amendment provides that, at such time as no more than $1,000,000,000 aggregate principal amount of loans under the Term Loan Credit Facility remain outstanding, the maturity date will be automatically further extended to December 8, 2026.

Sustainability-Linked Senior Notes Offering

On December 6, 2023, the Partnership issued $500 million aggregate principal amount of its 6.625% Sustainability-Linked Senior Notes due 2028, which are fully and unconditionally guaranteed by the Company (the “2028 Notes” and such offering, the “Notes Offering”). The 2028 Notes were issued pursuant to an indenture, dated December 6, 2023, by and among the Partnership, the Company, as Parent Guarantor, and U.S. Bank, National Association as trustee. The Partnership used the net proceeds of the Notes Offering, together with cash on hand and borrowings under its revolving credit facility, to repay a portion of the borrowings outstanding under the Term Loan Credit Facility.

Our Competitive Strengths

We believe the following key strengths have enabled us to become a leading full-service, midstream platform in the Permian Basin:

•	Experienced management team with an extensive track record of value creation. Our management team consists of executives with successful backgrounds in the energy industry, and we believe their significant experience, successful track record of value creation and discipline in deploying capital distinguish us from our peers. This is evidenced by our historical growth in the Permian Basin, a region that we plan to continue to grow and operate in and around. In the last several years, we have secured new, long-term gas gathering and processing agreements with leading exploration and production companies in the Delaware Basin, such as ExxonMobil, EOG and ConocoPhillips. We continue to grow our business by expanding our service offerings with existing customers, made possible by our three-stream service offerings. Despite the difficult circumstances presented by a significantly oversupplied global crude oil market in 2020, natural gas gathering volumes have grown appreciably and Adjusted EBITDA has more than quadrupled since the second quarter of 2020. These increases in gas gathering volumes, net income and Adjusted EBITDA highlight management’s ability to respond to adverse circumstances and the defensibility of the underlying business and its customers. For our definition of Adjusted EBITDA and reconciliations of Adjusted EBITDA to Net income (loss) including noncontrolling interest, see “Non-GAAP Financial Measures.”

•

Efficient and new, state-of-the-art assets. Our management team has demonstrated its expertise in asset design and operation, having safely and responsibly installed or acquired over 2,000 miles of pipelines and approximately 2.0 Bcf/d of processing capacity since 2014. The combination of newly installed steel gathering pipelines underpinned by our cryogenic processing core of GSV and RSV technology cryogenic facilities contributes towards achieving greater system efficiencies and product recoveries.

•

Assets located in the highly economic Permian Basin. All of our gathering and processing assets are currently located across the Delaware Basin. Since 2016, Delaware Basin crude oil and natural gas production has grown at a compound annual growth rate of 24% and 25%, respectively, and as of June 30, 2023 was responsible for over 60% of total U.S. crude oil production growth according to Enverus. As of November 20, 2023, there are 169 active, horizontal drilling rigs operating in the Delaware Basin, which represents 31% of total active onshore rigs in the Lower 48. Additionally, our joint venture pipelines benefit by servicing the whole Permian Basin, not just the Delaware Basin. The Delaware and Permian Basin are expected to continue their role as the center of upstream development activity and production growth in the United States.

•

Diversified customer base. We provide services to approximately 35 customers under long-term agreements, with weighted average credit ratings of BBB/Baa2, across a large geographic gathering and processing footprint spanning six counties (Reeves, Ward, Culberson, Loving, and Pecos counties, Texas and Lea County, New Mexico). No single customer represents more than 20% of our revenues for the quarter ended September 30, 2023.

•

Predictable revenue. Revenues are largely comprised of fixed fee commercial arrangements on an integrated and fully interconnected asset platform, under long term contracts, having an average remaining contract term of approximately 10 years.

•

High-margin business that generates significant, predictable free cash flow. Our revenue is generated as a result of our commercial agreements, which are fee-based. The fees are based upon the prevailing market rates at the time of execution with annual escalators and so will result in significant long-term free cash flow generation that supports a self-funding model.

Our Business Strategy

Our primary business objective is to own and operate a diversified set of midstream assets that generate stable and growing cash flows. Some key elements of our business strategy include:

•	Pursuing economically attractive organic growth opportunities and enhancing the profitability of our existing assets. We seek attractive organic expansion and asset enhancement opportunities that leverage our existing asset footprint, strategic relationships with our customers and our management team’s expertise in constructing, developing and optimizing infrastructure assets. Our goal is to increase the profitability of our existing asset base by identifying organic development projects that are designed to extend our geographic reach, diversify our asset mix and customer base, expand our existing assets, enhance our end-market access and maximize volumes. The expansion of our gathering system into Lea County, New Mexico underpinned by long term agreements with minimum volume commitments, as well as the installation of front end amine treating at several of our processing complexes, is an example of this strategy.

•

Focusing on fee-based revenue with minimal direct commodity-price exposure. As we expand and diversify our business, we intend to maintain our focus on providing services to our customers under long-term, fee-based arrangements. The PHP expansion and New Mexico gathering expansion projects, which are supported by long-term, take-or-pay agreements, reflect this strategy. We believe this strategy will enhance the stability of our cash flows during changing commodity price environments.

•

Maintaining a conservative and flexible capital structure in order to support our long-term access to capital. We intend to continue our commitment to financial discipline by maintaining a conservative capital structure and appropriate access to liquidity. We intend to fund our expansion projects and acquisitions through a prudent combination of equity and debt capital. We believe our conservative capital structure, when combined with our stable, fee-based cash flows, will afford us efficient access to capital markets at a competitive cost of capital to take advantage of future growth opportunities.

•

Growing and diversifying our business by pursuing accretive acquisitions. We intend to pursue opportunities to grow and diversify our business through accretive acquisitions of additional businesses and assets. We continually monitor the marketplace to identify and pursue acquisitions from third parties. We intend to leverage the experience of our management team to identify and pursue acquisition opportunities, with a particular focus on opportunities in the midstream industry in the Permian Basin that we believe will complement our existing assets through commercial and operational synergies. For example, in the first quarter of 2023, we acquired synergistic water gathering and disposal assets and intangible right-of-way assets and entered into a drilling incentive program.

•

Develop industry-leading sustainability practices that benefit our stakeholders and the communities in which we operate. We view exceptional performance in managing sustainability considerations as an opportunity to differentiate ourselves from our peers, mitigate risks and strengthen operational performance, as well as benefit our stakeholders and the communities in which we operate. We have a robust internal governance structure to administer our sustainability policy, including oversight from our board of directors, senior management and a Sustainability Working Committee. We are committed to engaging across our organization to enable key sustainability issues to be assessed and managed appropriately. Twenty percent of each salaried employee’s at-risk compensation, including executive officers, is tied to the achievement of specific sustainability goals. We adopted a Sustainability-Linked Financing Framework on May 16, 2022, and in July 2023, we published our 2022 Sustainability Report; however, such Sustainability Report is expressly not incorporated by reference.

The graphic below depicts our operations within the natural gas and crude oil value chain.

THE OFFERING

Class A common stock offered by the selling stockholder	6,000,000 shares (6,900,000 shares, if the underwriters exercise their option to purchase additional shares in full).

The affiliated purchasers, including our Chief Executive Officer, have provided an indication of interest in purchasing up to an aggregate of shares of Class A common stock from the underwriters at the public offering price. See “Underwriting” beginning on page S-31.

Underwriters’ option	The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to an additional 900,000 shares of Class A common stock at the public offering price less the underwriting discount.

Common stock outstanding prior to and after this offering	151,185,576 shares of Common Stock, consisting of:

57,096,538 shares of Class A common stock; and

94,089,038 shares of Class C common stock.

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder pursuant to this prospectus supplement.

Dividend policy	On November 1, 2023, the Company announced that its board of directors declared a quarterly cash dividend of $0.75 per share (or $3.00 per share on an annualized basis) for the third quarter ended September 30, 2023. The dividend was paid on November 22, 2023 to stockholders of record as of November 13, 2023. Please see the section titled “Dividend Policy.”

Trading symbol	Our Class A common stock is listed on the New York Stock Exchange under the symbol “KNTK.”

Risk factors	You should carefully read and consider the information set forth under the heading “Risk Factors” and all other information set forth in this prospectus supplement before deciding to invest in our Class A common stock.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following table presents summary historical consolidated financial data of the Company for the periods indicated. The summary historical consolidated financial data as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020 is derived from the Company’s audited consolidated financial statements and related notes thereto incorporated by reference into this prospectus supplement. The summary historical consolidated financial data as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022 is derived from the Company’s unaudited condensed consolidated financial statements and related notes thereto incorporated by reference into this prospectus supplement.

The summary historical consolidated financial data is only a summary and is not necessarily indicative of our future performance. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors.” This summary should be read together with other information contained in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2022, Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and the consolidated financial statements of the Company and related notes thereto incorporated by reference into this prospectus supplement.

	Historical
	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022(1)	2022(1)	2021	2020
	(in thousands)
	(unaudited)
Statement of Operations Data:
Operating revenues:
Service revenue	$310,325	$290,122	$393,954	$272,677	$272,829
Product revenue	586,534	618,382	806,353	385,622	135,330
Other revenue	10,685	9,493	13,183	3,745	2,017

Total operating revenues	907,544	917,997	1,213,490	662,044	410,176
Operating costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	374,100	418,197	541,518	233,619	65,053
Operating expenses	118,804	100,996	137,289	90,894	93,704
Ad valorem taxes	14,954	15,936	16,970	11,512	10,985
General and administrative expenses	73,131	72,180	94,268	28,588	22,917
Depreciation and amortization expenses	208,271	192,609	260,345	243,558	223,763
Loss on disposal of assets	15,166	12,602	12,611	382	3,454
Goodwill impairment	—	—	—	—	1,010,773

Total operating costs and expenses	804,426	812,520	1,063,001	608,553	1,430,649

Operating income (loss)	103,118	105,477	150,489	53,491	(1,020,473)
Other income (expense):
Interest and other income	1,625	250	489	4,143	608
Gain on redemption of mandatorily redeemable Preferred Units	—	9,580	9,580	—	—
Gain (loss) on debt extinguishment	—	(27,975)	(27,975)	4	868
Gain on embedded derivative	—	89,050	89,050	—	—
Interest expense	(130,443)	(92,585)	(149,252)	(117,365)	(135,516)

	Historical
	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022(1)	2022(1)	2021	2020
	(in thousands)
	(unaudited)
Equity in earnings (losses) of unconsolidated affiliates	146,828	120,706	180,956	63,074	(308)

Total other income (expense), net	18,010	99,026	102,848	(50,144)	(134,348)
Income (loss) before income taxes	121,128	204,503	253,337	3,347	(1,154,821)
Income tax expense	2,030	2,244	2,616	1,865	968

Net income (loss) including noncontrolling interest	$119,098	$202,259	$250,721	$1,482	$(1,155,789)
Net income attributable to Preferred Unit limited partners	—	115,203	115,203	—	—

Net income (loss) attributable to common shareholders	119,098	87,056	135,518	1,482	(1,155,789)
Net income (loss) attributable to Common Unit limited partners	77,068	61,817	94,783	1,482	(1,155,789)

Net income attributable to Class A Common Stock Shareholders	42,030	25,239	40,735	—	—

Selected Cash Flow Data:
Net cash provided by operating activities	$405,585	$453,244	$613,006	$235,569	$102,096
Net cash used in investing activities	(582,600)	(216,418)	(286,130)	(99,621)	(505,586)
Net cash provided by (used in) financing activities	170,689	(243,827)	(339,211)	136,810	372,774
Balance Sheet Data:
Cash and cash equivalents	$68		$6,394	$18,729
Total assets	6,286,016		5,919,711	3,553,206
Long term debt, net	3,606,962		3,368,510	2,253,422
Total equity	(838,016)		(839,775)	10
Other Financial Data
Adjusted EBITDA(2)	$610,825	$561,079	$772,189	$415,713	$221,077

(1)

The results of the legacy ALTM business are not included in the Company’s consolidated financials prior to February 22, 2022. Refer to the basis of presentation in Note 1—Description of the Organization and Summary of Significant Accounting Policies in the Notes to Condensed Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, for further information.

(2)	Adjusted EBITDA is not a financial measure prepared in accordance with GAAP. See “—Non-GAAP Financial Measures” for additional discussion.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

The GAAP measure used by the Company that is most directly comparable to Adjusted EBITDA is net income including noncontrolling interests. Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income including noncontrolling interests or any other measure of financial performance presented in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income including noncontrolling interests. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies in the industry, thereby diminishing its utility.

Adjusted EBITDA is defined as net income including noncontrolling interests adjusted for interest, taxes, depreciation and amortization, impairment charges, asset write-offs, the proportionate EBITDA from our equity method investments, equity in earnings from investments recorded using the equity method, share-based compensation expense, noncash increases and decreases related to trading and hedging agreements, extraordinary losses and unusual or non-recurring charges. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. We believe that Adjusted EBITDA provides a meaningful understanding of certain aspects of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA is useful to an investor in evaluating our performance because this measure:

•	is widely used by analysts, investors and competitors to measure a company’s operating performance;

•	is a financial measurement that is used by rating agencies, lenders, and other parties to evaluate our credit worthiness; and

•	is used by our management for various purposes, including as a measure of performance and as a basis for strategic planning and forecasting.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between Adjusted EBITDA as compared to net income including noncontrolling interest, and incorporating this knowledge into its decision-making processes. Management believes that investors benefit from having access to the same financial measure that the Company uses in evaluating operating results.

The following table presents a reconciliation of the GAAP financial measure of net income (loss) including noncontrolling interest to the non-GAAP financial measure of Adjusted EBITDA for the periods presented:

	Historical
	Nine Months Ended September 30,		Year Ended December 31,
	2023	2022(1)	2022(1)	2021	2020
	(in thousands)
Net income (loss) including noncontrolling interest	$119,098	$202,259	$250,721	$1,482	$(1,155,789)
Add back:
Interest expense	130,443	92,585	149,252	117,365	135,516
Income tax expense	2,030	2,244	2,616	1,865	968
Depreciation and amortization	208,271	192,609	260,345	243,558	223,763
Amortization of contract costs	4,965	1,344	1,807	1,792	1,805
Proportionate EMI EBITDA	224,933	190,438	268,826	83,593	1,150
Share-based compensation	43,340	30,966	42,780	—	—
Goodwill impairment	—	—	—	—	1,010,773
Loss on disposal of assets	15,166	12,602	12,611	382	3,454
Loss (gain) on debt extinguishment	—	27,975	27,975	(4)	(868)
Derivative loss due to Winter Storm Uri	—	—	—	13,456	—
Unrealized loss on derivatives	616	—	—	—	—
Integration costs	985	10,012	12,208	—	—
Transaction costs	648	6,412	6,412	5,730	—
Other one-time cost or amortization	7,545	10,969	16,355	2,856	—
Producer settlement	—	—	—	6,827	—
Warrant valuation adjustment	—	—	—	—	—
Deduct:
Interest income	314	—	—	115	3
Warrant valuation adjustment	73	—	133	—	—
Gain on redemption of mandatorily redeemable Preferred Units	—	9,580	9,580	—	—
Gain on embedded derivative	—	89,050	89,050	—	—
Equity income from EMIs	146,828	120,706	—	—	—
Equity income (loss) from unconsolidated affiliates	—	—	180,956	63,074	(308)
Adjusted EBITDA	$610,825	$561,079	$772,189	$415,713	$221,077

(1)

The results of the legacy ALTM business are not included in the Company’s consolidated financials prior to February 22, 2022. Refer to the basis of presentation in Note 1—Description of Business and Basis of Presentation in the Notes to Condensed Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023, for further information.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the documents incorporated by reference herein, including, but not limited to, the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” as well as our other filings with the SEC incorporated herein by reference, before deciding whether to purchase our securities. If any such risks and uncertainties actually occur, you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations and result in a loss of all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

The prevailing market price of shares of our Class A common stock may be volatile.

The prevailing market price of shares of our Class A common stock may fluctuate due to a variety of factors, including:

•	general market conditions, including fluctuations in commodity prices and continuing or worsening inflation and related changes in monetary policy;

•	our operating and financial performance;

•	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues, capital expenditures, production and unit costs;

•	the public reaction to our press releases (including press releases relating to this offering), our other public announcements and our filings with the SEC;

•	strategic actions by our competitors;

•	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

•	speculation in the press or investment community;

•	the failure of research analysts to cover our Class A common stock;

•	sales of our Class A common stock by us or other stockholders or the perception that such sales may occur;

•	changes in accounting principles, policies, guidance, interpretations or standards;

•	additions or departures of key management personnel;

•

general economic and political conditions, such as the effects of recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism, including the armed conflict in Ukraine and the Israel-Gaza strip; and

•	the realization of any risks described in this “Risk Factors” section or in the “Risk Factors” section in our most recent Annual Report on Form 10-K, incorporated by reference herein.

These market and industry factors may materially reduce the prevailing market price of shares of Class A common stock regardless of our operating performance.

The declaration of dividends, whether fixed or variable, are each within the discretion of our board of directors based upon a review of relevant considerations, and there is no guarantee that we will pay any dividends on our Common Stock in the future or at levels anticipated by our stockholders.

Dividends, whether fixed or variable, are authorized and determined by our board of directors in its sole discretion and depend upon a number of factors, including the Company’s financial results, cash requirements and future prospects, as well as such other factors deemed relevant by our board of directors. Any dividends, whether fixed or variable, we may declare in the future will be determined by our board of directors in its sole discretion. Any elimination of, or downward revision in, our dividend policy could have an adverse effect on the market price of our Common Stock.

Entities controlled by Blackstone Inc. (“Blackstone”) and ISQ Global Fund II GP, LLC (“I Squared Capital”) are parties to the amended and restated stockholders agreement granting certain director designation rights and own a majority of the Company’s outstanding voting shares and thus strongly influence all of the Company’s corporate actions.

We and each of Blackstone, I Squared Capital and Apache Midstream are party to the amended and restated stockholders agreement, dated as of October 21, 2021 and effective as of February 22, 2022, which entitles each of Blackstone, I Squared Capital and Apache Midstream to, among other things, certain director designation rights for so long as each holder continues beneficially own at least 10% of our Common Stock. After giving effect to this offering, Apache Midstream is expected to own less than 10% of the Common Stock and therefore, after the completion of this offering, Apache Midstream will no longer have certain rights, including the right to designate a director to our board of directors.

As long as Blackstone and I Squared Capital and their respective affiliates own or control a significant percentage of the Company’s outstanding voting power, they will have the ability to strongly influence all corporate actions, including stockholder approval of the election of and removal of directors. The interests of Blackstone or I Squared Capital may not align with the interests of the Company’s other stockholders.

The Company’s ability to return capital to stockholders through dividends and stock repurchases depends on its ability to generate sufficient cash flow, which it may not be able to accomplish.

The Company’s ability to return capital to stockholders through dividends and stock repurchases principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things, income from the Pipeline Transportation JVs, the volumes of natural gas and NGLs it gathers and processes, commodity prices, and other factors impacting the Company’s financial condition, some of which are beyond its control. In addition, under Delaware law, dividends on the Company’s capital stock may only be paid from “surplus,” which is the amount by which the fair value of the Company’s total assets exceeds the sum of its total liabilities, including contingent liabilities, and the amount of its capital; if there is no surplus, cash dividends on capital stock may only be paid from the Company’s net profits for the then-current and/or the preceding fiscal year.

The Company’s Third Amended and Restated Certificate of Incorporation (our “Charter”) designates the Court of Chancery of the State of Delaware the (“Court of Chancery”) as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees, or agents.

The Charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any derivative action or proceeding brought on the Company’s behalf; any action asserting a claim of breach of a fiduciary duty owed by any of the Company’s directors, officers or other employees to it or its stockholders; any action asserting a claim against the Company or any of its directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), the Charter or the Company’s Amended and Restated Bylaws (the “Bylaws”); or any action asserting a claim against the Company or any of its directors, officers or other employees that is governed by the internal affairs doctrine.

The above does not apply for such claims as to which the Court of Chancery determines that it does not have personal jurisdiction over an indispensable party, exclusive jurisdiction is vested in a court or forum other than the Court of Chancery or the Court of Chancery does not have subject matter jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of the Company’s capital stock will be deemed to have notice of, and consented to, the provisions of the Company’s Charter described in the preceding sentence. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder finds favorable for disputes with the Company or its directors, officers or other employees, which may discourage such lawsuits against the Company and such persons. Alternatively, if a court were to find these provisions of the Company’s Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect its business, financial condition or results of operations.

The Company’s Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, the Charter provides that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction.

If the Company fails to maintain an effective system of internal controls, it may not be able to report accurately its financial results or prevent fraud. As a result, current and potential holders of the Company’s equity could lose confidence in its financial reporting, which would harm its business and cost of capital.

Effective internal controls are necessary for the Company to provide reliable financial reports, prevent fraud, and operate successfully as a public company. The Company cannot be certain that it will be able to maintain adequate controls over its financial processes and reporting in the future, or that it will be able to continue to comply with its obligations under Section 404 of the Sarbanes-Oxley Act of 2002. Any failure to maintain effective internal controls or to implement or improve the Company’s internal controls could harm its operating results or cause it to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in the Company’s reported financial information, which would likely have a negative effect on the trading price of its equity interests.

If the performance of the Company does not meet the expectations of investors, stockholders, or financial analysts, the market price of the Company’s securities may decline.

The price of the Company’s securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond the Company’s control, and such fluctuations could contribute to the loss of all or part of a stockholder’s investment. Fluctuations or changes in the Company’s quarterly financial results, changes in or failure to meet market or financial analysts’ expectations about the Company, changes in laws and regulations, commencement of or involvement in litigation, changes in the Company’s capital structure and general economic and political conditions could materially and adversely affect a stockholder’s investment in the Company’s securities, and its securities may trade at prices significantly below the price paid for them. In such circumstances, the trading price of the Company’s securities may not recover and may experience a further decline.

Broad market and industry factors may materially harm the market price of the Company’s securities irrespective of the Company’s operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks and of the Company’s securities may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress the Company’s stock price regardless of its business, prospects, financial conditions or results of operations.

Although we do not currently avail ourselves of the “controlled company” exemption under the New York Stock Exchange (“NYSE”) corporate governance rules, we may elect to rely on such exemption in the future due to the concentration of voting power among entities controlled by Blackstone.

As of November 22, 2023, entities controlled by Blackstone held approximately 50.3% of the voting power of our outstanding Common Stock. A “controlled company” pursuant to the NYSE corporate governance rules is a company of which more than 50% of the voting power is held by an individual, group, or another company. Although we do not currently avail ourselves of such exemption, we may in the future rely on the “controlled company” exemptions under the NYSE corporate governance rules due to this concentration of voting power. As a controlled company, we are eligible, and could elect, not to comply with certain of the NYSE corporate governance standards. Such standards include the requirement that a majority of directors on our board of directors are independent directors, subject to certain phase-in periods, and the requirement that our compensation, nominating and governance committee consist entirely of independent directors. In such a case, if the interests of our stockholders differ from the group of stockholders holding a majority of the voting power, our stockholders would not have the same protection afforded to stockholders of companies that are subject to all of the NYSE corporate governance standards, and the ability of our independent directors to influence our business policies and corporate matters may be reduced.

Potential future sales pursuant to registration rights granted by the Company and under Rule 144 may depress the market price for our shares of Class A common stock.

The Company has granted a number of its stockholders, including Blackstone, I Squared Capital and Apache Midstream, registration rights with respect to their shares of Class A common stock, including shares of Class A common stock issuable upon redemption of Common Units. In addition, under Rule 144 under the Securities Act, a person who has satisfied a minimum holding period of between six months and one year and any other applicable requirements of Rule 144, may thereafter sell such shares in transactions exempt from registration. A significant number of our currently issued and outstanding shares of Class A common stock held by existing stockholders, including officers and directors and other principal stockholders are currently eligible for resale pursuant to and in accordance with the provisions of Rule 144. The possible future sale of our shares by our existing stockholders, pursuant to and in accordance with the provisions of Rule 144, may have a depressive effect on the price of our shares of Class A common stock in the applicable trading marketplace.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our Class A common stock by the selling stockholder pursuant to this prospectus supplement. In addition, we have agreed to pay certain expenses of the selling stockholder in connection with the sale of Class A common stock from time to time. Please read “Selling Stockholder.”

DIVIDEND POLICY

On November 1, 2023, the Company announced that its board of directors declared a quarterly cash dividend of $0.75 per share (or $3.00 per share on an annualized basis) for the third quarter ended September 30, 2023. The dividend was paid on November 22, 2023 to stockholders of record as of November 13, 2023. Future dividend payments will depend on our level of earnings, financial requirements and other factors and will be subject to approval by our board of directors and applicable law.

SELLING STOCKHOLDER

The following table sets forth (i) the name of the selling stockholder, (ii) the number of shares of Class A common stock beneficially owned by the selling stockholder, (iii) the number of shares to be offered by the selling stockholder pursuant to this prospectus supplement (assuming no exercise and full exercise of the underwriters’ option to purchase additional shares of our Class A common stock) and (iv) the number of shares beneficially owned by the selling stockholder assuming all of the shares offered by the selling stockholder are sold in this offering (assuming no exercise and full exercise of the underwriters’ option to purchase additional shares of our Class A common stock).

We have prepared the table and the related notes based on information supplied to us by the selling stockholder on or prior to December 8, 2023. We have not sought to verify such information. The number of shares of Class A common stock outstanding and the percentages of beneficial ownership provided in the table below are based on the beneficial ownership as of December 8, 2023 and are based on 57,096,538 shares of Class A common stock outstanding as of such date.

Beneficial ownership has been determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Shares of Class A common stock subject to currently exercisable and convertible securities currently convertible, or exercisable or convertible within 60 days after the date of this prospectus supplement, are deemed outstanding for purposes of computing the percentage beneficially owned by the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

Selling stockholder	Shares Beneficially Owned Prior to this Offering	Number of Shares Offered Hereby	Number of Shares Offered Hereby (assuming full exercise of the underwriters’ option)	Shares Beneficially Owned After this Offering (1)	Shares Beneficially Owned After this Offering (assuming full exercise of the underwriters’ option) (1)	Percentage of Class A Common Stock Beneficially Owned
						Before Offering	After Offering(1)	After Offering (assuming full exercise of the underwriters’ option) (1)
Apache Midstream LLC	20,554,871	6,000,000	6,900,000	14,554,871	13,654,871	36.0%	25.5%	23.9%

(1)

Represents the number of shares of Class A common stock that will be beneficially owned by the selling stockholder after completion of this offering based on the assumptions that: (a) all shares offered by the selling stockholder are sold in this offering; and (b) no other shares of our Common Stock will be acquired prior to completion of this offering by the selling stockholder. The selling stockholder may sell all, some or none of the shares offered pursuant to this prospectus supplement and may sell other shares of our Common Stock that it may own pursuant to another registration statement under the Securities Act or sell some or all of its shares pursuant to an exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated thereunder or any successor rule. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholder after completion of this offering or otherwise.

DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of the Class A common stock is not intended to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to our Charter and our Bylaws, and applicable Delaware law, including the DGCL. We urge you to read our Charter and our Bylaws in their entirety for a complete description of the rights and preferences of the Class A common stock.

Pursuant to our Charter, our authorized capital stock consists of 1,500,000,000 shares of Class A common stock, 1,500,000,000 shares of Class C common stock and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock

As of December 8, 2023, 151,185,576 shares of our common stock were issued and outstanding, consisting of:

•	57,096,538 shares of our Class A common stock; and

•	94,089,038 shares of our Class C common stock.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A common stock and Class C common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution, or winding up of the Company, our Class A stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock.

A holder of Class C common stock may transfer shares of Class C common stock to any transferee (other than us) only if, and only to the extent permitted by the Third Amended and Restated Limited Partnership Agreement of the Partnership (the “Partnership LPA”), such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Partnership LPA. In addition, the holders of Class C common stock, voting as a separate class, will be entitled to approve any amendment, alteration, or repeal of any provision of our Charter that would alter or change the powers, preferences or relative, participating, optional or other special rights of the Class C common stock. Holders of Class C common stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

For a complete description of our Class A common stock, please see our registration statement on Form 8-A (File No. 001-38048) filed on October 11, 2022 (together with any amendments thereto and the other documents incorporated by reference therein), which is incorporated by reference herein.

Preferred Stock

Our Charter provides that up to 50,000,000 shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, or relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Dividends

Subject to the rights of the holders of any outstanding series of preferred stock, holders of Class A common stock are entitled to receive ratable dividends when, as, and if declared by our board of directors out of funds legally available therefor. Holders of Class C common stock are not entitled to any dividends from the Company.

Our Transfer Agent

The transfer agent for our Common Stock is Equiniti Trust Company. We have agreed to indemnify Equiniti Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or after the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meetings of stockholders

Our Charter provides that at any time when any stockholder beneficially owns, in the aggregate, at least 10% in voting power of our Common Stock entitled to vote generally in the election of directors, special meetings of the stockholders for any purpose or purposes shall also be called by or at the direction of the board of directors or the Chairman of the board at the request of such stockholder.

Advance notice requirements for stockholder proposals and director nominations

Our Charter and Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Unless otherwise provided in the Charter and subject to the terms of any preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to us in accordance with the DGCL.

Board of directors

Our Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, with or without cause, and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Listing of Securities

Our shares of Class A common stock are listed on the New York Stock Exchange under the symbol “KNTK.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A common stock by a non-U.S. holder (as defined below) that holds our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on the provisions of the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the positions and conclusions described in the following summary, and there can be no assurance that the IRS or a court will agree with such statements, positions and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the impact of the Medicare surtax on certain net investment income, U.S. federal estate or gift tax laws, any U.S. state or local or non-U.S. tax laws or any tax treaties. This summary also does not address all U.S. federal income tax considerations that may be relevant to particular non-U.S. holders in light of their personal circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:

•	banks, insurance companies, or other financial institutions;

•	tax-exempt or governmental organizations;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

•	persons that acquired our Class A common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•

persons that hold our Class A common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•	certain former citizens or long-term residents of the United States.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY U.S. STATE OR LOCAL OR NON-U.S. TAXING JURISDICTION, OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our Class A common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our Class A common stock to consult with their own tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A common stock by such partnership.

Distributions

Distributions of cash or other property on our Class A common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock. See “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, each of which is discussed below, any distribution made to a non-U.S. holder on our Class A common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.

Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

Gain on Sale or Other Taxable Disposition of Class A Common Stock

Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•

the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•

our Class A common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and as a result such gain is treated as effectively connected with a trade or business conducted by the non-U.S. holder in the United States.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the Class A common stock, more than 5% of our Class A common stock will be treated as disposing of a United States real property interest and will be taxable on gain realized on the disposition of our Class A common stock as a result of our status as a USRPHC. If our Class A common stock were not considered to be regularly traded on an established securities market, each non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our Class A common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition.

Non-U.S. holders should consult with their own tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A common stock, including regarding potentially applicable income tax treaties that may provide for different rules.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the

non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends on our Class A common stock and, subject to the proposed U.S. Treasury regulations discussed below, on proceeds from sales or other dispositions of shares of our Class A common stock, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. While gross proceeds from a sale or other disposition of our Class A common stock paid after January 1, 2019, would have originally been subject to withholding under FATCA, proposed U.S. Treasury regulations provide that such payments of gross proceeds do not constitute withholdable payments. Taxpayers may generally rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. Non-U.S. holders are encouraged to consult with their own tax advisors regarding the effects of FATCA on an investment in our Class A common stock.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS (INCLUDING ANY POTENTIAL FUTURE CHANGES THERETO) TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS, AND TAX TREATIES.

UNDERWRITING

J.P. Morgan Securities LLC is acting as representative (in such capacity, the “Representative”) of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among the Representative, the selling stockholder and the Company, the selling stockholder has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the selling stockholder, the number of shares of Class A common stock set forth opposite its name below.

Underwriter	Number of Shares
J.P. Morgan Securities LLC
Barclays Capital Inc.
RBC Capital Markets, LLC
TD Securities (USA) LLC

Total	6,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The affiliated purchasers, including our Chief Executive Officer, have provided an indication of interest in purchasing up to an aggregate of                 shares of Class A common stock from the underwriters at the public offering price. The number of our shares of Class A common stock available for sale to the general public will be reduced to the extent such affiliated purchasers purchase such shares of Class A common stock. Such affiliated purchasers have provided an indication of interest only and are not obligated to purchase any of our shares of Class A common stock in this offering. The underwriters will receive the same discount on shares of Class A common stock purchased by such affiliated purchasers as they will from any other shares of Class A common stock sold to the public in this offering.

Commissions and Discounts

The Representative has advised us and the selling stockholder that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $                 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholder. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholder	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $                 and are payable by us and the selling stockholder. We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $40,000.

Option to Purchase Additional Shares

The selling stockholder has granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 900,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

The selling stockholder, our other significant stockholders, our executive officers and the affiliated purchasers have agreed for 60 days after the date of this prospectus, and we have agreed for 30 days after the date of this prospectus, not to sell or transfer any Class A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Class A common stock without first obtaining the written consent of any three of the following four underwriters: J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any Class A common stock,

•	sell any option or contract to purchase any Class A common stock,

•	purchase any option or contract to sell any Class A common stock,

•	grant any option, right or warrant for the sale of any Class A common stock,

•	transfer or otherwise dispose of any Class A common stock,

•	file or cause to be filed a registration statement related to the Class A common stock,

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Class A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise, or

•	publicly announce an intention to do any of the foregoing.

This lock-up provision applies to Class A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Class A common stock. It also applies to Class A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Any three of J.P. Morgan Securities LLC, Barclays Capital Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.

New York Stock Exchange Listing

Our Class A common stock is listed on the NYSE under the symbol “KNTK.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Class A common stock. However, the Representative may engage in transactions that stabilize the price of the Class A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Class A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Class A common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of our Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor any of the underwriters make any representation that the Representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates or the selling stockholder or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of certain of the underwriters act as lenders, agents, and/or managers in connection with our revolving credit facility and the debt facilities of affiliates of the selling stockholder.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that

Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.

in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require the Company or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares of our Common Stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of our Common Stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares of our Common Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares of our Common Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of our Common Stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our Common Stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our Common Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of our Common Stock pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Singapore’s Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the shares of our Common Stock are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Canada

The shares of our Common Stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of our Common Stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of shares of our Class A common stock offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters in connection with the offering of our Class A common stock made by this prospectus supplement will be passed upon for the selling stockholder by Bracewell LLP, Houston, Texas. The validity of shares of our Class A common stock offered in this prospectus supplement will be passed upon for the underwriters by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Kinetik Holdings Inc. as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, incorporated by reference herein, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report incorporated by reference herein.

The financial statements of Permian Highway Pipeline LLC as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, incorporated by reference in this prospectus and in the registration statement, have been so incorporated in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), independent auditors, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and information previously filed with the SEC. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement is accurate as of any date other than the respective dates of those documents.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this prospectus supplement until the termination of each offering under this prospectus supplement (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K):

•	the Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed by Kinetik Holdings Inc. (SEC File No. 001-38048) on March 7, 2023;

•

the portions of the definitive proxy statement on Schedule 14A, filed by Kinetik Holdings Inc. (SEC File No. 001-38048) on April  21, 2023, incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

•

the Current Reports on Form 8-K and 8-K/A, as applicable, filed by Kinetik Holdings Inc. (SEC File No.  001-38048) on March  13, 2023, June  2, 2023, August  4, 2023, August  24, 2023, December  4, 2023 and December 6, 2023;

•

the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed by Kinetik Holdings Inc. (SEC File No.  001-38048) on May  4, 2023, August  8, 2023 and November 9, 2023, respectively; and

•

the description of our Class  A common stock as set forth in our Registration Statement on Form 8-A, filed with the SEC on October 11, 2022, pursuant to Section 12(b) of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such description.

These reports contain important information about us, our financial condition and our results of operations.

These documents can be accessed free of charge on our website at www.kinetik.com. Information on our website is not incorporated by reference in this prospectus supplement. You may request a copy of any document incorporated by reference in this prospectus supplement, including the exhibits thereto, at no cost, by writing or telephoning us at the following address or telephone number:

Kinetik Holdings Inc.

2700 Post Oak Blvd., Suite 300

Houston, TX 77056

Phone: 713-621-7330

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the shares of Class A common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information regarding us and the shares of Class A common stock offered by this prospectus supplement, we refer you to the omitted information.

The SEC maintains a website at http://www.sec.gov that contains reports, information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus supplement constitutes a part, can be downloaded from the SEC’s website. Our website is located at https://www.kinetik.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus supplement and the accompanying prospectus.

GLOSSARY OF OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of certain terms used in this prospectus supplement and certain terms which are commonly used in the exploration, production, and midstream sectors of the oil and natural gas industry:

•	Bcf. One billion cubic feet

•	Bcf/d. One Bcf per day

•

Field. An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations

•	GAAP. United States Generally Accepted Accounting Principles

•	MBbl. One thousand barrels of crude oil, condensate or NGLs

•	MBbl/d. One MBbl per day

•	Mcf. One thousand cubic feet of natural gas

•	Mcf/d. One Mcf per day

•	MMcf. One million cubic feet of natural gas

•	MMcf/d. One MMcf per day

•	NGLs. Natural gas liquids. Hydrocarbons found in natural gas, which may be extracted as liquefied petroleum gas and natural gasoline

•	Throughput. The volume of crude oil, natural gas, NGLs, water and refined petroleum products transported or passing through a pipeline, plant, terminal or other facility during a particular period

•	SEC. United States Securities and Exchange Commission

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-262043

PROSPECTUS

Altus Midstream Company

627,868 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

14,274,758 Shares of Class A Common Stock

3,182,140 Warrants

This prospectus relates to the issuance by Altus Midstream Company (the “Company,” “we,” “our” or “us”) of up to 627,868 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), that may be issued from time to time upon exercise of 12,557,370 outstanding warrants sold as part of the units in our initial public offering (the “Public Warrants”), each of which entitles the holder thereof to purchase one-twentieth of a share of Class A Common Stock at an exercise price of $230.00 per share, subject to certain adjustments.

This prospectus also may be used by selling securityholders that will be identified in an applicable prospectus supplement in connection with resales, from time to time in one or more offerings, of:

(i)

up to 14,274,758 shares of Class A Common Stock, including (a) 12,500,000 shares of Class A Common Stock that may be issued from time to time upon redemption or exchange of Altus Midstream LP Common Units (as defined herein), (b) 365,651 shares of Class A Common Stock issued in connection with our Initial Business Combination (as defined herein), (c) up to 1,250,000 shares of Class A Common Stock that may be issued from time to time if earn-out consideration is issued pursuant to the Contribution Agreement dated August 8, 2018 by and among the Company, Apache Midstream, LLC, a Delaware limited liability company (“Apache Midstream”) and wholly owned subsidiary of Apache Corporation (“Apache”), and the other parties thereto (the “Contribution Agreement”), and (d) up to 159,107 shares of Class A Common Stock that may be issued from time to time upon exercise of the Resale Warrants (as defined herein).

(ii)

up to 3,182,140 outstanding warrants (the “Resale Warrants”), each of which entitles the holder thereof to purchase one-twentieth of a share of Class A Common Stock at an exercise price of $230.00 per share, subject to certain adjustments, issued as part of our Initial Business Combination. The Resale Warrants and the Public Warrants are collectively referred to herein as the “Warrants.”

The Resale Warrants will not be redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees.

The securities offered pursuant to this prospectus are collectively referred to in this prospectus as the “securities.” This prospectus provides you with a general description of these securities and the general manner in which we or the selling securityholders may offer the securities. When securities are offered, we may provide a prospectus supplement, to the extent appropriate, that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that we or the selling securityholders will offer or sell any of the securities. The selling securityholders may sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how we and the selling securityholders may sell the securities in the section titled “Plan of Distribution” beginning on page 14 of this prospectus.

Our Class A Common Stock is traded on the NASDAQ Global Market (“NASDAQ”) under the symbol “ALTM.” The closing price for our Class A Common Stock on January 27, 2022, was $61.30 per share, as reported on NASDAQ. Our Warrants are not listed for trading on any national securities exchange.

Investing in our securities involves risks. See “Risk Factors” beginning on page 8.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 28, 2022.

Neither we nor the selling securityholders have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. Neither we nor the selling securityholders take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its date.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes the Company and our securities. We may use this shelf registration statement to issue up to 627,868 shares of Class A Common Stock underlying the Public Warrants, and the selling securityholders may use the shelf registration statement to sell up to an aggregate of 14,274,758 shares of Class A Common Stock and 3,182,140 Warrants from time to time through any means described in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We and the selling securityholders, as applicable, may deliver a prospectus supplement with this prospectus, to the extent appropriate, to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

No offer of the securities will be made in any jurisdiction where the offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated by reference in this prospectus, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected revenues, projected costs and plans, and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are based on the Company’s examination of historical operating trends, production and growth forecasts of Apache Corporation’s Alpine High field development and other data in the Company’s possession or available from third parties. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "could," "expect," "intend," "project," "estimate," "anticipate," "plan," "believe," "continue," "seek," "guidance," "might," "outlook," "possibly," "potential," "prospect," "should," "would," or similar terminology, but the absence of these words does not mean that a statement is not forward looking. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable under the circumstances, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, its assumptions about:

•

the scope, duration, and reoccurrence of any epidemics or pandemics (including, specifically the coronavirus disease 2019 (COVID-19) pandemic and any related variants) and the actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors, and suppliers, in response to such epidemics or pandemics;

•	the mandate, availability, and effectiveness of any vaccine programs or other therapeutics related to the treatment of COVID-19;

•	the market prices of oil, natural gas, natural gas liquids (NGLs), and other products or services;

•	pipeline and gathering system capacity and availability;

•	production rates, throughput volumes, reserve levels, and development success of dedicated oil and gas fields;

•	economic and competitive conditions;

•	the availability of capital;

•	cash flow and the timing of expenditures;

•	capital expenditures and other contractual obligations;

•	weather conditions;

•	inflation rates;

•	the availability of goods and services;

•	legislative, regulatory, or policy changes;

•	terrorism or cyberattacks;

•	occurrence of property acquisitions or divestitures;

•	the integration of acquisitions;

•	a decline in oil, natural gas, and NGL production, and the impact of general economic conditions on the demand for oil, natural gas, and NGLs;

•	the impact of environmental, health and safety, and other governmental regulations and of current or pending legislation, including initiatives addressing the impact of global climate change;

•	environmental risks;

•	the effects of competition;

•	the retention of key members of senior management and key technical personnel;

•	increases in interest rates;

•	the effectiveness of the Company’s business strategy;

•	changes in technology;

•	market-related risks, such as general credit, liquidity, and interest-rate risks;

•	the timing, amount, and terms of the Company’s future issuances of equity and debt securities; and

•	any other factors disclosed in the filings that the Company makes with the SEC that are incorporated by reference in this prospectus.

Other factors or events that could cause the Company’s actual results to differ materially from the Company’s expectations may emerge from time to time, and it is not possible for the Company to predict all such factors or events. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements. All forward-looking statements speak only as of the date of this prospectus or such incorporated document, as applicable. Except as required by law, the Company disclaims any obligation to update or revise its forward-looking statements, whether based on changes in internal estimates or expectations, new information, future developments, or otherwise.

INFORMATION ABOUT THE COMPANY

Our Company

We were originally formed as a Delaware corporation to be an early stage blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. On November 9, 2018, we consummated our initial business combination (our “Initial Business Combination”) pursuant to the Contribution Agreement. At the closing of our Initial Business Combination, pursuant to the Contribution Agreement:

•

we and Altus Midstream LP, a Delaware limited partnership, issued to Apache Midstream, 12,500,000 shares of Class C common stock, par value $0.0001 per share (the “Class C Common Stock”) and 12,500,000 common units representing limited partner interests in Altus Midstream LP (the “Common Units”), respectively, which, together, are exchangeable on a one-for-one basis for shares of Class A Common Stock;

•	we issued 365,651 shares of Class A Common Stock to Apache Midstream;

•	we issued 3,182,140 Warrants to Apache Midstream;

•	we contributed $628.1 million in cash to Altus Midstream LP (the “Cash Contribution”); and

•

we granted Apache Midstream the right to receive earn-out consideration of up to 1,875,000 shares of Class A Common Stock (1,250,000 shares of which remain eligible for issuance as of the date of this prospectus).

We funded the Cash Contribution with (i) cash held in the trust account that held the proceeds (including interest but net of franchise and income taxes payable) from our initial public offering and the concurrent sale of Warrants to Kayne Anderson Sponsor, LLC (“Kayne Anderson Sponsor”); and (ii) proceeds from the issuance and sale of 2,861,701 shares of Class A Common Stock to certain qualified institutional buyers and accredited investors (including certain funds and client accounts advised by Kayne Anderson Capital Advisors, L.P., together with its affiliates (“Kayne Anderson”), and directors, management and employees of the Company, Kayne Anderson and Apache who held an interest in Kayne SPAC Investment, LLC or Altus SPAC Investment, LLC) in private placements (the “Private Placements”).

Additionally, in connection with our Initial Business Combination, 106,000 shares of Class A Common Stock were issued upon conversion of our Class B common stock, par value $0.0001 per share.

Following our Initial Business Combination, we changed our name from “Kayne Anderson Acquisition Corp.” to “Altus Midstream Company,” we continued the listing of our Class A Common Stock on NASDAQ under the symbol “ALTM,” and our Warrants were delisted from NASDAQ for failure to satisfy the NASDAQ’s minimum round lot holder listing requirement. On June 30, 2020, the Company effected a one-for-twenty reverse stock split of its common stock, and all share numbers and per share prices in this prospectus have been adjusted accordingly.

Business Overview

Through our ownership interest in Altus Midstream LP, we own gas gathering, processing, and transmission assets in the Permian Basin of West Texas, anchored by midstream service agreements to service Apache Corporation’s production from Alpine High. Additionally, we own equity interests in four intrastate Permian Basin pipelines that have access to various points along the Texas Gulf Coast.

We have no independent operations or material assets outside our ownership interest in Altus Midstream LP. Altus Midstream LP’s assets include approximately 182 miles of in-service natural gas gathering pipelines, approximately 46 miles of residue gas pipelines with four market connections, and approximately 38 miles of NGL pipelines. Three cryogenic processing trains, each with nameplate capacity of 200 million cubic feet per day, were placed into service during 2019. Other assets include an NGL truck loading terminal with six Lease Automatic Custody Transfer units and eight NGL bullet tanks with 90,000 gallon capacity per tank. Our existing gathering, processing, and transmission infrastructure is expected to provide capacity levels capable of fulfilling our midstream contracts to service Apache Corporation’s production from Alpine High and potential third-party customers.

Recent Developments

On October 21, 2021, we announced that we will combine with privately-owned BCP Raptor Holdco LP (“BCP”) in an all-stock transaction, pursuant to the Contribution Agreement dated as of that same date and entered into by and among the Company, Altus Midstream LP, New BCP Raptor Holdco, LLC (the “Contributor”), and BCP (the “Contribution Agreement”). BCP is the parent company of EagleClaw Midstream, which includes EagleClaw Midstream Ventures, the Caprock Midstream and Pinnacle Midstream businesses, and a 26.7% interest in the Permian Highway Pipeline.

As consideration for the transaction, we will issue 50 million Class C common shares (and Altus Midstream LP will issue a corresponding number of Common Units) to BCP’s unitholders, which are principally funds affiliated with Blackstone and I Squared Capital. The transaction is expected to close during the first quarter 2022 following completion of customary closing conditions, including approval by the Company’s shareholders and regulatory reviews.

Company Information

Our principal executive offices are located at One Post Oak Central, 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, and our telephone number is (713) 296-6000. Our website is www.altusmidstream.com. The information found on our website is not part of this prospectus.

THE OFFERING

We are registering the issuance by us of 627,868 shares of Class A Common Stock that may be issued from time to time upon exercise of the Public Warrants. We are also registering the resale by the selling securityholders named in this prospectus or their permitted transferees of (i) up to 14,274,758 shares of Class A Common Stock and (ii) 3,182,140 Resale Warrants. Our shares of Class A Common Stock are currently listed on NASDAQ under the symbol “ALTM.” Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 8 of this prospectus.

Issuance of Class A Common Stock Underlying Public Warrants

Shares of Class A Common Stock to be issued upon exercise of all Public Warrants	627,868 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding, as of November 30, 2021	3,746,460 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding assuming exercise of all Public Warrants	4,374,328 shares of Class A Common Stock.

Use of proceeds	We will receive up to an aggregate of approximately $144.4 million from the exercise of Public Warrants, assuming the exercise in full of all the Public Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Public Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

Resale of Class A Common Stock and Resale Warrants by Selling Securityholders

Class A Common Stock offered by the selling securityholders	We are registering 14,274,758 shares of Class A Common Stock, which includes (a) 12,500,000 shares of Class A Common Stock that may be issued from time to time upon redemption or exchange of Common Units, (b) 365,651 shares of Class A Common Stock issued in connection with our Initial Business Combination, (c) up to 1,250,000 shares of Class A Common Stock that may be issued from time to time if earn-out consideration is issued pursuant to the Contribution Agreement, and (d) 159,107 shares of Class A Common Stock that may be issued from time to time upon exercise of the Resale Warrants.

Resale Warrants offered by the selling securityholders	We are registering the 3,182,140 Resale Warrants. Each Resale Warrant entitles the holder thereof to purchase one-twentieth of a share of our Class A Common Stock at a price of $230.00 per share, subject to adjustment, at any time. The Resale Warrants will expire on November 9, 2023 (which is five years after the completion of our Initial Business Combination) or, to the extent of certain transfers, earlier upon redemption.

The Resale Warrants (including the Class A Common Stock issuable upon exercise of the Resale Warrants) will not be redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees. Resale Warrants may be exercised for cash or on a cashless basis so long as they are held by Apache Midstream or its permitted transferees. Otherwise, the Resale Warrants have terms and provisions that are identical to those of the Public Warrants. See “Description of Securities—Warrants” for further discussion.

Terms of the offering	The selling securityholders will determine when and how they will dispose of the securities registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Resale Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Resale Warrants to the extent the Resale Warrants are exercised for cash. We will receive up to an aggregate of approximately $36,594,610 from the exercise of Resale Warrants, assuming the exercise in full of all the Resale Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Resale Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities you should carefully consider those risk factors described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Annual Reports on 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that are incorporated by reference into this prospectus, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our securities. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading prices of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities, you should also refer to the other information contained in or incorporated by reference into this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Class A Common Stock or the Resale Warrants offered by the selling securityholders pursuant to this prospectus. With respect to shares of Class A Common Stock underlying the Warrants, we will not receive any proceeds from the sale of such shares, except with respect to the amounts received by us upon exercise of the Warrants to the extent the Warrants are exercised for cash. We will receive up to an aggregate of approximately $181.0 million from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash. Unless we inform you otherwise in a prospectus or free writing prospectus, we intend to use the net proceeds from any such exercise of the Warrants for general corporate purposes, which includes, among other things, the repurchase of outstanding shares of Class A Common Stock.

SELLING SECURITYHOLDERS

Beneficial Ownership

This prospectus relates, in part, to the offering for resale from time to time, in one or more offerings, by the selling securityholders, or their permitted transferees, of up to 14,274,758 shares of Class A Common Stock and up to 3,182,140 Resale Warrants.

The following table sets forth information relating to the selling securityholders as of November 30, 2021 based on information supplied to us by the selling securityholders on or prior to that date and information filed with the SEC. We have not sought to verify such information. Information concerning the selling securityholders may change over time, including by the addition of selling securityholders, and if necessary, we will supplement this prospectus accordingly. The selling securityholders may hold or acquire at any time shares of Class A Common Stock or Warrants in addition to those offered by this prospectus and may have acquired additional shares of Class A Common Stock or Warrants since the date on which the information reflected herein was provided to us. Additionally, the selling securityholders may have sold, transferred or otherwise disposed of some or all of the shares of Class A Common Stock or Warrants listed below in exempt or non-exempt transactions since the date on which the information was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their shares of Class A Common Stock or Warrants in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. Other information about the selling securityholders may also change over time. The following table sets forth the maximum number of shares of Class A Common Stock and Warrants that may be sold by the selling securityholders identified below under this prospectus. Because the selling securityholders may offer all or some of their shares of Class A Common Stock or Warrants from time to time, we cannot estimate the number of shares of Class A Common Stock or Warrants that will be held by the selling securityholders upon the termination of any particular offering by such selling securityholders. The selling securityholders are not obligated to sell any of the shares of Class A Common Stock or Warrants offered by this prospectus. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of Class A Common Stock or Warrants. The selling securityholders may also offer and sell less than the number of shares of Class A Common Stock or Warrants indicated. The selling securityholders are not making any representation that any shares of Class A Common Stock or Warrants covered by this prospectus will or will not be offered for sale. For purposes of the table below, we assume that all of the securities covered by this prospectus will be sold.

No offer or sale under this prospectus may be made by a selling securityholder unless that selling securityholder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective. We may supplement or amend this prospectus to include additional selling securityholders.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of Class A Common Stock and the right to acquire such voting or investment power within 60 days through the exercise of any option, warrant or other right. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of Class A Common Stock beneficially owned by them. Except as described in the footnotes to the following table and under “Material Relationships with Selling Securityholders” below, none of the persons named in the table has held any position or office or had any other material relationship with us or our affiliates during the three years prior to the date of this prospectus. The inclusion of any shares of Class A Common Stock in this table does not constitute an admission of beneficial ownership for the person named below.

The percentages in the table are based on 3,746,460 shares of Class A Common Stock and 18,941,631 Warrants outstanding as of November 30, 2021. In calculating this percentage for a particular holder, we treated as outstanding the number of shares of Class A Common Stock issuable upon exercise of that particular holder’s Warrants and did not assume exercise of any other holder’s Warrants.

Name of Selling Securityholder	Warrants Beneficially Owned Prior to Offering	Warrants Available Pursuant to this Prospectus	Warrants Beneficially Owned After Offering	Percentage of Warrants Beneficially Owned After Offering	Class A Common Stock Beneficially Owned Prior to Offering	Class A Common Stock Available Pursuant to this Prospectus(1)	Class A Common Stock Beneficially Owned After Offering	Percentage of Class A Common Stock Beneficially Owned After Offering
Apache Midstream LLC(1)	3,182,140	3,182,140	—	—	13,024,758	14,274,758	—	—

(1)

Apache Midstream LLC is the record holder of the shares reported herein. Apache Midstream LLC is a wholly owned subsidiary of APA Corporation, which has voting and investment discretion with respect to the voting common stock held of record by Apache Midstream LLC. Class A Common Stock totals include 159,107 shares of Class A Common Stock issuable upon exercise of the Resale Warrants. The business address of each of these entities is 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056.

Material Relationships with Selling Securityholders

Registration Rights Agreement

In connection with the closing of our Initial Business Combination, we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with Apache Midstream and certain other holders of our securities (collectively, the “Holders”). Pursuant to the terms of the Registration Rights Agreement, the Holders are entitled to certain registration rights with respect to all or any portion of the shares of Class A Common Stock and Warrants they held as of the closing of our Initial Business Combination and that they may acquire thereafter including upon conversion, exchange or redemption of any security. The Apache Holders also have certain “piggy back” registration rights with respect to registration statements and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act.

Stockholders Agreement

In connection with the closing of our Initial Business Combination, we entered into a stockholders agreement with Kayne Anderson Sponsor and Apache Midstream to set forth certain corporate governance rights of Kayne Anderson Sponsor and Apache Midstream. Under the Stockholders Agreement, Apache Midstream is entitled to nominate a certain number of directors to our board of directors based on its and its affiliates’ ownership of our outstanding voting common stock. Further, we have agreed to include at least one director nominated by Apache Midstream on each committee of our board of directors, unless such inclusion would violate applicable securities laws or stock exchange or stock market rules. The Stockholders Agreement will terminate automatically upon (i) the dissolution of the Company, and (ii) with respect to Apache Midstream, the time when Apache Midstream and its affiliates cease to own at least 1% of our outstanding voting common stock. The Stockholders Agreement terminated automatically with respect to Kayne Anderson Sponsor on the second anniversary of the date of the Stockholders Agreement.

Second Amended and Restated Agreement of Limited Partnership of Altus Midstream LP

We are party to the Second Amended and Restated Agreement of Limited Partnership of Altus Midstream LP (as amended, the “Altus Midstream LPA”) with Altus Midstream GP, LLC, a Delaware limited liability company and the sole general partner of Altus Midstream LP (the “Altus GP”), and Apache Midstream, among others. We control Altus Midstream LP through our ownership of the Altus GP. The Altus Midstream LPA, among other things, sets forth the management and operations of Altus Midstream LP and the rights and obligations of the holders of the Common Units. The Altus Midstream LPA provides a redemption right to each holder of Common Units (other than the Company), which entitles such holders to redeem, from time to time, all or a portion of their Common Units for newly issued shares of our Class A Common Stock on a one-for-one basis, or, at Altus Midstream LP’s option, an equivalent amount of cash.

Construction, Operations and Maintenance Agreement

In connection with the closing of our Initial Business Combination, we entered into a Construction, Operations and Maintenance Agreement (the “COMA”) with Apache Corporation, pursuant to which Apache Corporation provides certain services related to the design, development, construction, operation, management and maintenance of certain gathering, processing and other midstream assets on behalf of us. Under the COMA, we pay Apache Corporation annual fees for its services, which for the period beginning on January 1, 2021 and ending on December 31, 2021, were $7,000,000, and thereafter until the COMA is terminated, will be $9,000,000, as may be increased in accordance with the COMA.

Warrant Agreements

The Resale Warrants were issued under a warrant agreement, dated November 9, 2018, between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. For more information regarding the warrant agreements, please read “Description of Securities—Warrants.”

PLAN OF DISTRIBUTION

Issuance of Class A Common Stock Underlying Public Warrants

We will receive the proceeds from the exercise of the Public Warrants, but not from the sale of the underlying Class A Common Stock. Upon exercise of a Public Warrant, we will issue the shares of Class A Common Stock underlying such Public Warrant pursuant to and in accordance with the terms of the IPO Warrant Agreement.

Resale of Class A Common Stock and Resale Warrants by Selling Securityholders

The selling securityholders may offer and sell all or a portion of the shares of Class A Common Stock and the Resale Warrants covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our securities are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

•	in short sales entered into after the effective date of the registration statement of which this prospectus forms a part; and

•	“at the market” or through market makers or into an existing market for the securities.

The selling securityholders may sell the securities at prices then prevailing, related to the then prevailing market price or at negotiated prices. The offering price of the securities from time to time will be determined by the selling securityholders and, at the time of the determination, may be higher or lower than the market price of our securities on NASDAQ or any other exchange or market.

The selling securityholders may also sell our securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling securityholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling securityholders and any underwriters, dealers or agents participating in a distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

We and the selling securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of the securities, including liabilities under the Securities Act. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. Upon our notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling securityholder;

•	the number of securities being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

We and the selling securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the selling securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the securities under this prospectus, the selling securityholders may sell the securities in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Exercise of Warrants

Each Warrant entitles the holder thereof to purchase one-twentieth of a share of our Class A Common Stock at an exercise price of $230.00 per share. The Warrants will expire on November 9, 2023 or earlier upon redemption, subject to certain exceptions with respect to the Resale Warrants. We may redeem the outstanding Warrants at a price of $0.01 per Warrant, if the last sale price of our Class A Common Stock equals or exceeds $360.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to the Warrant holders. However, the Resale Warrants will not be redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees. For additional information with respect to the Warrants, please read “Description of Securities—Warrants.”

DESCRIPTION OF SECURITIES

The following summary of certain material provisions of our securities does not purport to be complete. You should refer to our second amended and restated certificate of incorporation, as amended, and our bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part. The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”).

Pursuant to our second amended and restated certificate of incorporation, our authorized capital stock consists of 1,500,000,000 shares of Class A Common Stock, $0.0001 par value per share, 1,500,000,000 shares of Class C Common Stock, $0.0001 par value per share, and 50,000,000 shares of undesignated preferred stock, $0.0001 par value per share. The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to you.

Common Stock

As of November 30, 2021, 16,246,460 shares of our common stock were issued and outstanding, consisting of:

•	3,746,460 shares of our Class A Common Stock; and

•	12,500,000 shares of Class C Common Stock held by Apache Midstream.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of Class A Common Stock and Class C Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as required by law. Unless specified in our second amended and restated certificate of incorporation or bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of our shares of common stock that are voted is required to approve any such matter voted on by our stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

In the event of a liquidation, dissolution, or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

A holder of Class C Common Stock may transfer shares of Class C Common Stock to any transferee (other than us) only if, and only to the extent permitted by the Altus Midstream LPA, such holder also simultaneously transfers an equal number of such holder’s Common Units to such transferee in compliance with the Altus Midstream LPA. In addition, the holders of Class C Common Stock, voting as a separate class, will be entitled to approve any amendment, alteration, or repeal of any provision of our second amended and restated certificate of incorporation that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class C Common Stock. Holders of Class C Common Stock are not entitled to any dividends and are not entitled to receive any of our assets in the event of any voluntary or involuntary liquidation, dissolution, or winding up of our affairs.

For a complete description of our Class A Common Stock, please see our registration statement on Form 8-A (File No. 001-38048) filed on March 29, 2017 (together with any amendments thereto and the other documents incorporated by reference therein), which is incorporated by reference herein.

Preferred Stock

Our second amended and restated certificate of incorporation provides that up to 50,000,000 shares of preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors can, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Except as described under “—Resale Warrants” below, the Resale Warrants have terms and provisions that are identical to those of the Public Warrants, the terms of which are as follows.

Each whole Warrant entitles the registered holder to purchase one-twentieth of a share of our Class A Common Stock at a price of $230.00 per share, subject to adjustment as discussed below, at any time. Pursuant to the applicable warrant agreement, a holder of Warrants may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means that only 20 whole Warrants may be exercised at any given time by a holder of Warrants. The Warrants will expire on November 9, 2023, at 5:00 p.m., New York City time, or earlier upon redemption.

We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration. No Warrant will be exercisable and we will not be obligated to issue shares of Class A Common Stock upon exercise of a Warrant unless Class A Common Stock issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.

We have agreed to, as soon as practicable, but in no event later than 15 business days, after the closing of our Initial Business Combination, use our reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Warrants, to use our reasonable best efforts to cause the same to become effective within 60 business days following our Initial Business Combination, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the applicable warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

We may call the Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $360.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Warrant holders.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise its Warrants prior to the scheduled redemption date. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined herein) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after our Initial Business Combination. If we call our Warrants for redemption and our management does not take advantage of this option, Kayne Anderson Sponsor and its permitted transferees would still be entitled to exercise their Warrants for cash or on a cashless basis using the same formula described above that other Warrant holders would have been required to use had all Warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.

A holder of Warrants may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise Warrants, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (a) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (b) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than as described above or certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split, or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification, or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant.

The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of

Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.

The Warrants were issued in registered form under warrant agreements between American Stock Transfer & Trust Company, as warrant agent, and us, dated March 29, 2017, with respect to the Public Warrants and the Private Placement Warrants, and November 9, 2018, with respect to the Apache Warrants. You should review a copy of the applicable warrant agreements, which are each filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Warrants. The warrant agreements provide that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but to make any change that adversely affects the interests of the registered holders of Warrants requires the approval by the holders of at least 50% of the then outstanding Public Warrants, with respect to the Public Warrants, and at least 50% of the then outstanding Resale Warrants, with respect to the Resale Warrants.

Resale Warrants

The Resale Warrants are not redeemable by the Company so long as they are held by Apache Midstream or its permitted transferees; provided, however, that if the Resale Warrants are held by holders other than Apache Midstream or its permitted transferees, then the Resale Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. Resale Warrants may be exercised for cash or on a cashless basis, so long as they are held by Apache Midstream or its permitted transferees.

If holders of the Resale Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (as defined herein) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by Apache Midstream or its permitted transferees, is because as long as Apache Midstream remains affiliated with us, its ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of Class A Common Stock issuable upon exercise of the Warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, we believe that allowing the holders to exercise such Warrants on a cashless basis is appropriate.

Dividends

Subject to the rights of the holders of any outstanding series of preferred stock, holders of Class A Common Stock are entitled to receive ratable dividends when, as, and if declared by our board of directors out of funds legally available therefor. Holders of Class C Common Stock are not entitled to any dividends from the Company.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our Warrants is American Stock Transfer & Trust Company. We have agreed to indemnify American Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers, and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct, or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Second Amended and Restated Certificate of Incorporation and Bylaws

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval (including a specified future issuance) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

Our second amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers, and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

Our bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance notice requirements for stockholder proposals and director nominations

Our second amended and restated certificate of incorporation and bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Action by written consent

Any action required or permitted to be taken by our common stockholders must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

Board of Directors

Our second amended and restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Securities Eligible for Future Sale

As of November 30, 2021, we had 3,746,460 shares of Class A Common Stock outstanding. Of these shares, the 413,112 shares of Class A Common Stock that were sold in our initial public offering and not redeemed in connection with our Initial Business Combination are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act (“Rule 144”).

As of November 30, 2021, we had 18,941,631 Warrants outstanding. Of these Warrants, the 12,557,370 Public Warrants that were sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of common stock then outstanding; or

•	the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Listing of Securities

Our shares of Class A Common Stock are listed on NASDAQ under the symbol “ALTM.”

LEGAL MATTERS

Bracewell LLP, Houston, Texas, will pass upon the validity of the securities covered by this prospectus. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Altus Midstream Company at December 31, 2020 and 2019 and for each of the three years in the period ended December 31, 2020, appearing in Altus Midstream Company’s Current Report on Form 8-K filed with the SEC on December 14, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference which, as to the years 2020 and 2019, are based in part on the reports of BDO USA, LLP and KPMG LLP, independent registered public accounting firms. Such financial statements are incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements given on the authority of such firms as experts in accounting and auditing.

The financial statements of Breviloba, LLC as of December 31, 2020 and 2019, and for the year ended December 31, 2020 and for the period July 31, 2019 through December 31, 2019, appearing in Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given on the authority of such firm as experts in accounting and auditing.

The financial statements of Gulf Coast Express Pipeline LLC as of and for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of EPIC Crude Holdings, LP as of December 31, 2020, and for the year ended December 31, 2020, appearing in Altus Midstream Company’s Annual Report on Form 10-K, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Permian Highway Pipeline LLC as of and for the year ended December 31, 2020 incorporated by reference in this prospectus and in the Registration Statement from Altus Midstream Company’s Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of BCP Raptor Holdco, LP as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, appearing in Altus Midstream Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on January 12, 2022, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change to the method of accounting for revenue as of January 1, 2019 due to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock and the securities offered by the selling securityholders pursuant to this prospectus, you should refer to the registration statement and to its exhibits. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at www.altusmidstream.com. Information on our website does not constitute part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

In particular, we incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the time that all the securities offered by this prospectus have been sold by the selling securityholders as described in this prospectus (other than documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules) or such registration statement has been withdrawn:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 23, 2021;

•

the information set forth under the captions “Risk Factors,” “Unaudited Pro Forma Condensed Consolidated Combined Financial Statements” and “Annex A—Information Concerning EagleClaw Midstream” in our Definitive Proxy Statement on Schedule 14A filed with the SEC on January 12, 2022;

•	our Current Reports on Form 8-K filed on June 4, 2021, October 14, 2021, October 21, 2021 and December 14, 2021; and

•

the description of our Class  A Common Stock set forth in our registration statement on Form 8-A filed on March 29, 2017 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating that description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:

Altus Midstream Company

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, TX 77056-4400

(713) 296-6000

6,000,000 Shares

Kinetik Holdings Inc.

Class A common stock

PROSPECTUS

J.P. Morgan

Barclays

RBC Capital Markets

TD Securities